REGISTRATION NO. 333-34482
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                     SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C.  20549
                             -------------------
                       POST-EFFECTIVE AMENDMENT NO. 1
                                     TO
                                  FORM S-4

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933
                                     ON
                                  FORM S-8

                           REGISTRATION STATEMENT
                                    UNDER
                         THE SECURITIES ACT OF 1933

                            KRAMONT REALTY TRUST
           (Exact name of registrant as specified in its charter)

                             -------------------


        Maryland                                            256703702
   (State or other                                      (I.R.S. employer
   jurisdiction of                                     identification no.)
    incorporation
   or organization)

                               Plymouth Plaza
                          580 West Germantown Pike
                    Plymouth Meeting, Pennsylvania 19462
                  (Address of principal executive offices)

         CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan
            Kranzco Realty Trust 1992 Employee Share Option Plan
             Kranzco Realty Trust 1992 Trustee Share Option Plan
                  Kranzco Realty Trust 1995 Incentive Plan
                          (Full Title of the Plans)

                            Louis P. Meshon, Sr.
                    President and Chief Executive Officer
                               Plymouth Plaza
                          580 West Germantown Pike
                    Plymouth Meeting, Pennsylvania 19462
                               (610) 825-7100
  (Name, address, including zip code, and telephone number, including area code, of agent for service)


     This Post-Effective Amendment No. 1 covers 1,078,750 common shares of beneficial interest, par value $.01 per share, of the Registrant, originally registered on a Registration Statement on Form S-4 to which this is an amendment. The registration fees in respect of such common shares (totaling $2,399.49) were paid in connection with the original filing of the Registration Statement on Form S-4 relating to such common shares.


                           INTRODUCTORY STATEMENT

     Kramont Realty Trust (the "Registrant") hereby amends its Registration Statement on Form S-4 (No. 333-34482), effective April 12, 2000 (the "S-4 Registration Statement"), by filing this Post-Effective Amendment on Form S-8 relating to its common shares, par value $.01 per share (the "Kramont Common Shares" or "Registrant Common Shares"), issuable upon exercise of options ("Options") granted under the CV Reit, Inc. Non-Employee Director 1998 Stock Option Plan, the Kranzco Realty Trust 1992 Employee Share Option Plan, the Kranzco Realty Trust 1992 Trustee Share Option Plan and the Kranzco Realty Trust 1995 Incentive Plan (collectively, the "Option Plans").

     On June 16, 2000, pursuant to an Agreement and Plan of Reorganization and Merger, dated as of December 10, 1999, as amended (the "Merger Agreement"), among Kranzco Realty Trust, a Maryland real estate investment trust ("Kranzco"), KRT Trust, a Maryland real estate investment trust and a wholly owned subsidiary of Kranzco ("KRT Trust"), CV Reit, Inc., a Delaware corporation ("CV"), and the Registrant, among other things: (i) Kranzco merged with and into KRT Trust II LLC, a Delaware limited liability company and a wholly owned subsidiary of KRT Trust ("KRT Trust II"), and in connection with such merger, each shareholder of Kranzco received such number of common and preferred shares in KRT Trust as is equal to the number of common and/or preferred shares held by such shareholder in Kranzco, (ii) KRT Trust II merged with and into KRT Operating Partnership, L.P., a Delaware limited partnership of which the Registrant is the sole general partner ("KRT Partnership," whose name changed to Kramont Operating Partnership, L.P. upon
consummation of the Mergers (as defined herein))      (the transactions
described in clauses (i) and (ii) are referred to herein as the "Kranzco Reorganization"), (iii) Montgomery CV Realty Trust, a Delaware business trust and a wholly owned subsidiary of CV merged with and into CV and (iv) CV and KRT Trust merged into Kramont (the transactions described in clause (iv), the "Merger").

     Upon consummation of the Merger, each outstanding common share of beneficial interest of KRT Trust, par value $.01 per share ("KRT Trust Common Shares") (the shares of which were held by former Kranzco shareholders) and each outstanding share of common stock of CV, par value $.01 per share ("CV Common Stock"), automatically converted into a Kramont Common Share.

     Prior to the Mergers, Options were exercisable to purchase CV Common Stock that was registered by CV under a Registration Statement on Form S-8, Registration No. 333-62339 and Options were exercisable to purchase common shares of beneficial interest of Kranzco, par value $.01 per share, that were registered by Kranzco under Registration Statements on Form S-8, Registration Nos. 33-94294 and 33-56990.

     As a result of the Mergers, (i) each Option to purchase CV Common Stock outstanding immediately prior to the effective time of the Merger became an Option to acquire (on the same terms and conditions as were applicable under such Option to purchase CV Common Stock) an equal amount of Kramont Common Shares and (ii) each Option to purchase KRT Trust Common Shares outstanding immediately prior to the effective time of the Merger (and immediately after the Kranzco Reorganization) became an Option to acquire (on the same terms and conditions as were applicable under such option to purchase KRT Trust Common Shares) an equal amount of KRT Trust Common Shares. Upon exercise of the Options, holders are entitled to receive Kramont Common Shares. This Post-Effective Amendment relates only to the Kramont Common Shares issuable upon exercise of the Options under the Option Plans.


                                   PART II
             INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.   Incorporation of Documents by Reference.

          The following documents filed with the Securities and Exchange Commission (the "Commission") by the Registrant (File No. 001-15923), by Kranzco (File No. 1-11478) or by CV (File No. 1-8073) pursuant to the Securities Exchange Act of 1934, as amended (the "Exchange Act"), or as otherwise indicated, are hereby incorporated by reference in this Post-Effective Amendment No. 1 to the S-4 Registration Statement:

          1. Kranzco's Annual Report on Form 10-K for the year ended December 31, 1999 (the "Kranzco 1999 10-K);

          2. CV's Annual Report on Form 10-K for the year ended December 31, 1999 (the "CV 1999 10-K);

          3. Kranzco's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

          4. CV's Quarterly Report on Form 10-Q for the quarter ended March 31, 2000;

          5. The Registrant's Registration Statement on Form S-4, as filed with the Commission on April 10, 2000 pursuant to the Securities Act of 1933, as amended (the "Securities Act"), including the description of the Registrant's Common Shares contained therein.

          All documents and reports subsequently filed by the Registrant pursuant to Sections 13(a) and (c), 14 or 15(d) of the Exchange Act after the date of this post-effective amendment to the S-4 Registration Statement and prior to the filing of a post-effective amendment to this Registration statement which indicates that all such securities offered hereby have been sold, or which deregisters all such securities remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing of such documents or reports. Any statement contained in a document incorporated or deemed to be incorporated by reference herein and to be a part hereof shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.   Description of Securities.

          Not applicable.

Item 5.   Interests of Named Experts and Counsel.

          Not applicable.

Item 6.   Indemnification of Directors and Officers

          Under Maryland law, a real estate investment trust formed in Maryland is permitted to limit, by provision in its declaration of trust, the liability of its trustees and officers to the trust and its shareholders for money damages except for (i) actual receipt of an improper benefit or profit in money, property or services or (ii) acts or omissions involving active and deliberate dishonesty established by a final judgment and which are material to the cause of action. Registrant's Declaration of Trust contains such a provision which eliminates such liability to the maximum extent permitted by Maryland law.

          Registrant's Bylaws require it, to the maximum extent permitted by Maryland law in effect from time to time, to indemnify (i) any present or former trustee or officer (including among the foregoing any individual who, while a trustee or officer and at the express request of the Registrant, serves or has served another corporation, partnership, joint venture, trust, employee benefit plan or any other enterprise as a director, officer, shareholder, partner or trustee of such corporation, partnership, joint venture, trust, employee benefit plan or other enterprise) who has been successful, on the merits or otherwise, in the defense of a proceeding to which he was made a party by reason of his service in such capacity, against reasonable expenses incurred by him in connection with the proceeding and
(ii) any present or former trustee or officer against any claim or liability to which he may become subject by reason of service in that capacity unless it is established that (a) his act or omission was material to the matter giving rise to the proceeding and was committed in bad faith or was the result of active and deliberate dishonesty, (b) he actually received an improper personal benefit in money, property or services or (c) in the case of a criminal proceeding, he had reasonable cause to believe that his act or omission was unlawful. In addition, Registrant's Bylaws require it to pay or reimburse, in advance of final disposition of a proceeding, reasonable expenses incurred by a present or former trustee or officer made a party to a proceeding by reason of his status as a trustee or officer provided that the Registrant shall have received (i) a written affirmation by the trustee or officer of his good faith belief that he has met the standard of conduct necessary for indemnification by the Registrant as authorized by the Bylaws and (ii) a written undertaking by him or on his behalf to repay the amount paid or reimbursed by the Registrant if it shall ultimately be determined that the applicable standard of conduct was not met. Registrant's Bylaws also (i) permit the Registrant to provide indemnification and payment or reimbursement of expenses to a present or former trustee or officer who served a predecessor of the Registrant in such capacity and to any employee or agent of the Registrant or a predecessor of the Registrant, (ii) provide that any indemnification or payment or reimbursement of the expenses permitted by the Bylaws shall be furnished in accordance with the procedures provided for indemnification and payment or reimbursement of expenses under
Section 2-418 of the MGCL for directors of Maryland corporations and (iii) permit the Registrant to provide to the trustees and officers such other and further indemnification or payment or reimbursement of expenses as may be permitted by the MGCL for directors of Maryland corporations. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees and officers of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that, although the validity and scope of the governing statute has not been tested in court, in the opinion of the Commission, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In addition, indemnification may be limited by state securities laws.

Item 7.   Exemption from Registration Claimed.

          Not applicable.

Item 8.   Exhibits.

          The following exhibits are filed herewith or incorporated by reference as part of this Registration Statement:

     Exhibit No.                        Description
     -----------                        -----------

     4.1 Articles of Amendment and Restatement of Kramont Realty Trust (incorporated by reference to Exhibit 3.2 to Registrant's Registration Statement on Form S-4, filed with the Commission on April 10, 2000 (File No. 333-34482)).

     4.2 Amended and Restated Bylaws of Kramont Realty Trust (incorporated by reference to Exhibit 3.4 to Registrant's Registration Statement on Form S-4, filed with the Commission on April 10, 2000 (File No. 333-34482)).

     5.1 Opinion of Ballard Spahr Andrews & Ingersoll, LLP regarding legality of issued shares (incorporated by reference to Exhibit 5.1 to Registrant's Registration Statement on Form S-4, filed with the Commission on April 10, 2000 (File No. 333-34482)).

     23.1 Consent of Ballard Spahr Andrews & Ingersoll, LLP (incorporated by reference to Exhibit 5.1 to Registrant's Registration Statement on Form S-4, filed with the Commission on April 10, 2000 (File No. 333-34482)).

     23.2           Consent of Arthur Andersen LLP.

     23.3           Consent of BDO Seidman, LLP.

Item 9.   The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

          (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

          (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

provided, however, that paragraph's (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (4) That, for the purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (5) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to trustees, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a trustee, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such trustee, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.


                                 SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Plymouth Meeting, State of Pennsylvania, on this 20th day of June, 2000.

                                   KRAMONT REALTY TRUST

                                   By:/s/Louis P. Meshon, Sr.
                                      ------------------------
                                      Louis P. Meshon, Sr.
                                      Chief Executive Officer

     Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following persons on June 20, 2000 in the capacities and on the dates indicated.

          Name                                    Title
          ----                                    -----

/s/Louis P. Meshon, Sr.                 President, Chief Executive
---------------------------             Officer and Trustee
Louis P. Meshon, Sr.                    (Principal Executive Officer)

/s/Norman M. Kranzdorf                  Chairman of the Board of Trustees
---------------------------
Norman M. Kranzdorf

/s/E. Donald Shapiro                    Trustee
---------------------------
E. Donald Shapiro

                                        Trustee
---------------------------
H. Irwin Levy

                                        Trustee
---------------------------
Bernard J. Korman

                                        Trustee
---------------------------
Alan L. Shulman

/s/Milton S. Schneider                  Trustee
---------------------------
Milton S. Schneider

/s/Etta Strehle                         Financial Vice President
---------------------------             and Treasurer
Etta Strehle                            (Principal Financial and Accounting
                                        Officer)